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                                                                    Exhibit 99.1

Tangram Enterprise Solutions, Inc.
Third Quarter Financial Results Conference Call

Date:     October 31, 2001 11:00 a.m. EDT

Speakers: Norm Phelps, president and CEO
          John Nelli, senior vice president and chief financial officer
          Ron Nabors, senior vice president of worldwide sales and customer care

Operator:

Ladies and gentlemen, thank you for standing by and welcome to Tangram Enterprise Solutions' Third Quarter 2001 Investor Conference Call. At this time, all participants are in a listen only mode. At the conclusion of the company's formal remarks we will conduct a question and answer session. At that time, I will provide instructions on how to ask questions.

As a reminder, this call is being recorded on Wednesday, October 31, 2001. At the conclusion of the call, an audio replay will be available from Tangram's Web site for 14 days or by dialing 1-800-428-6051, reference code 214664 until 2:00 p.m. on November 7.

At this time I would like to turn the call over to Tracey Minnich of Tangram's investor relations.

Tracey Minnich:

Thank you. And thank you all for joining us this morning. I am here with Norm Phelps, president and CEO of Tangram, John Nelli, Tangram's Chief Financial Officer, and Ron Nabors, Senior Vice President of Worldwide Sales and Customer Care. We will follow a standard format today with both Mr. Phelps and Mr. Nelli making brief presentations, followed by a question and answer session.

Before we begin, let me remind all participants that statements made in this conference call regarding expectations of future business, operating results, or other performance factors including any statements regarding strategies of Tangram are forward looking for the purpose of the SEC statutes, including, among others, statements containing the words "believes," "anticipates," "estimates," "expects" and words of similar import. Such forward looking statements, including statements about the market acceptance of our asset management offering, Enterprise Insight, as well as sales growth and profitability expectations are based upon information available to management as of today's date. Tangram's quarterly and annual revenues and operating results are subject to a number of factors that make estimating our future operating results extremely uncertain and difficult to predict, particularly in our current environment of decreased capital investment in technology. These factors include unanticipated discovery of bugs or other technical problems that could impact market acceptance of Enterprise Insight(TM), as well as the substantial economic and political uncertainties related to the events of September 11 and any resulting actions by the United States and its allies, which could have an adverse effect on the Company's business. Other risk factors include Tangram's reliance on key

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personnel to guide its efforts; competitive forces in the asset management markets in which Tangram participates; general economic and stock market conditions; and other risks identified in Tangram's SEC filings, including its Form 10-K for the year ended December 31, 2000 and subsequent filings with the SEC. There can also be no assurance that Tangram will be able to succeed or capitalize upon the opportunities in the asset management market, that Tangram will be able to successfully maintain compliance with Nasdaq's minimum bid price requirement, or that The Nasdaq SmallCap Market would not delist Tangram's common stock for other reasons in the future. Tangram assumes no obligation to update any of these statements and these statements are not guarantees of Tangram.

I will now turn the call over to John Nelli, Tangram's Chief Financial Officer.

John Nelli:
Good morning. Let me take a just a few minutes and cover our financial results.

Earlier this morning, Tangram released its third quarter financial results, providing a traditional comparison of comparable quarter and year to date financial performance figures. Given this, my discussion today will focus exclusively on a sequential quarter over quarter performance analysis, as we believe Tangram's performance and success can best be measured on its quarterly improvement and the market acceptance of our recently released asset management offering, Enterprise Insight(TM). At the end of the call I will be happy to answer questions on our year-to-date performance.

Total revenues for the quarter ended September 30, 2001 were $3.8 million, an increase of 14% from the $3.3 million we reported in the second quarter of this year. Product and license revenue grew from $1.3 million in Q2 to $1.8 million in Q3, or a 35% increase. Contributing to this growth was the sales of our newly introduced asset management offering, Enterprise Insight, which accounted for 17 % of the third quarters product and license revenues.

Services revenue, which includes post-contract customer support agreements, and professional consulting services, remained relatively constant from quarter to quarter at $2.0 million.

Gross margin for the quarter ended September 30, 2001 dropped to 68%, from 72% in the second quarter of this year, resulting from an increased cost of approximately $330,000. This reflects the commencement in Q3 of amortization of acquisition and related development costs associated with the Wyzdom Solutions technology, which provided the technological foundation for Tangram's Enterprise Insight.

The Company continues to show improvements in its operating expenses resulting from the cost control initiatives implemented in April of this year. Q3 operating expenses reflect the reduction of approximately $132,000, or an excess of $500,000 on an annualized basis, in day to day operating costs. This is offset in Q3 by the reduction of capitalized development costs. Our Q2 results reflected a higher deferral of capitalized development cost, associated with the significant investment we made to the enhancement and release of Asset Insight(R) version 4.0 and the development work on Enterprise Insight. Both Asset Insight version 4.0 and Enterprise Insight were made generally available to our customer base this past July.

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As stated in the press release, we did not achieve our Q3 breakeven performance objective. However, we are pleased with our quarter over quarter revenue increase, particularly given the current downtown in technology capital spending brought on by weak economic conditions in the global market place, compounded by the substantial economic and political uncertainties related to the events of September 11.

For the third quarter ended September 30, 2001, the Company reported a net loss of $680,000, or $0.04 per share, when compared to the second quarter loss of $624,000, or $0.04 per share. On an EBITDA basis, the Company's performance improved to a positive $419,000 in the third quarter from $138,000 in Q2. Our liquidity position remains healthy with $279,000 of cash on hand, $4.0 million in trade receivables, and $2.4 million of borrowing capacity on our $3 million line of credit with Safeguard as of September 30, 2001.

I'll now turn the call over to Norm Phelps, president and CEO.

Norm Phelps:
Thanks John.  And once again thank you for joining us today.

As reported in the press release this morning, Tangram posted a 14% quarter to quarter increase in revenues for the third quarter. During normal economic times, a 14% revenue growth would be considered a somewhat modest achievement. However, given the current economic turmoil of the global markets and the additional economic uncertainty caused by the September 11 shockwave, we are encouraged by our Q3 performance. We believe that our Q3 revenue increase, even in these challenging economic times, is highly indicative of the effectiveness of Tangram's asset management strategy and our unique, phased implementation approach.

We are confident that our business strategy is still on track and our asset management offerings are in line with market demands. And industry analysts are still predicting that the asset management market will grow to $4- $5 billion by 2003.

We, like many other companies, are experiencing a short-term delay in asset management purchasing decisions--due to the current economic decline and resulting budgetary constraints. However, while we have seen purchasing decisions postponed, we are still seeing interest in asset management programs continue to rise--even in our sluggish economy. In fact, in these difficult economic times, asset management initiatives have taken on a new level of strategic importance. Businesses are under greater-than-ever pressure to control and manage their existing technology investments for maximum return. We are seeing evidence of asset management's strategic organizational value in a number of areas, including:

     . a marked increase in the number of qualified leads our market development team is handling

     . increased interest from the European market, which is itself experiencing a down economy

     . as well as a steady increase in our sales pipeline, which since the beginning of the year, has nearly doubled.

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We are starting to see some real traction and market acceptance for our recently released asset management solution, Enterprise Insight. Released in late July, we have already closed multiple Enterprise Insight deals in the third quarter and the pipeline continues to grow, with Enterprise Insight installations currently underway in both the US and Europe. Market acceptance and pipeline growth also remains strong for Asset Insight, our IT asset tracking product.

With the upheaval and continued uncertainties in the overall global economy, Tangram has implemented a number of programs and strategies that we believe will help mitigate the adverse impact on Tangram's business.

1. First, since September 11, we have seen an influx of interest in asset management as a facilitator of Disaster Recovery programs. In response to this demand, Tangram has undertaken a proactive initiative to educate our customer base and the market in general on asset management as a critical and fundamental element in Disaster Recovery or Business Continuity Programs. There's a heightened concern across all organizations over their ability to quickly and adequately respond in the aftermath of a disaster--whether it be fire, flood, computer virus, or terrorist attack. With IT asset intelligence and an effective asset management program, businesses can more quickly and efficiently get back on track and rebuild their technology systems. In fact, immediately following the September 11 attacks on the World Trade Centers, Tangram's Asset Insight played a key role in helping Marriott International restore their reservation's network system. With the system back in operation Marriott was able to quickly communicate check-in status of Marriott guests to officials and family.

2. Yet another area of growing concern is the proliferation of computer viruses and overall computer security. In response to this concern, we have enhanced our Asset Insight offering such that businesses can more quickly discover resident virus files on computer systems throughout their enterprise. Here again, Tangram's solutions are helping businesses to maximize their technology investments and circumvent a disruption to business operations.

3. Government bodies are also committing increased attention--as well as funding--to disaster planning and cyber-security. As a result, there is a promising opportunity for Tangram's solutions within the government sector. In response to this growing demand, we have stepped up our marketing and sales initiatives targeted at security-sensitive government agencies.

4. Tangram is also placing a strong emphasis on generating more professional services revenue. Year on year, we have achieved a 38.5% growth rate in professional services. To keep this growth on the rise, we are developing numerous value-added services that are specifically targeted to key customer business pains, including asset security, disaster recovery, and license management.

5. On an international front, Tangram has established a network of some of Europe's most targeted, customer-centric IT distributors, who are promoting and selling Tangram's solutions throughout the U.K., Ireland, Switzerland, Scandinavia, Spain, Italy, and Portugal.


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     And we are actively evaluating the business environments and market demand in other areas of the world.

6. Looking ahead, we are evaluating how Tangram may be able to leverage the growing, multi-billion dollar outsourcing market through changes to our business model, pricing structure, and product packaging. And we are also exploring other non-traditional partnership opportunities for our technology.

So what kind of revenue growth can we expect for 2002? Predicting revenue growth is always a challenge, but in the highly uncertain economic climate of today, this challenge is even greater. Neither we nor anyone else truly knows what direction the economy will go in the short term. However, let me just say that, assuming a stable or improving economy, Tangram remains bullish on the future. We see a good fit between our offerings and market demands. We see the overall asset management market as strong. And we see increasing market acceptance for our products and services. As always, Tangram is and will continue to tightly manage expenses and staffing levels to reflect the current economic environment. Between the strong market demand and our ongoing cost containment initiatives, we believe that we will be able to achieve a 20-30% growth in revenue and a return to profitability in 2002.

With that, I would now like to open the call to questions.

No questions logged.


(End of Call)

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